                                                                    Exhibit 99.1

                          WALT DISNEY INTERNET GROUP
                               COMBINED RESULTS
                       For the Quarter Ended December 31
               (unaudited; in thousands, except per share data)

                                                                                 1999                   1999
                                                               2000           (Pro Forma)           (As Reported)
                                                        ---------------    ------------------       --------------
Revenues                                                 $     127,013       $    133,607           $  110,138
Costs and expenses
     Cost of revenue                                           (87,108)           (96,480)             (79,931)
     Sales and marketing                                       (72,483)           (77,252)             (66,984)
     Other operating (1)                                       (30,501)           (35,670)             (47,212)
     Depreciation                                              (10,015)            (6,804)              (4,923)
     Corporate and unallocated shared expenses                  (1,875)            (1,805)              (1,805)
                                                        --------------       ------------           -----------
         Total costs and expenses                             (201,982)          (218,011)            (200,855)

Amortization of intangible assets                             (182,250)          (233,169)            (114,516)
Gain on sale of Infoseek Japan K.K                              21,748                 --                   --
Net interest expense                                            (2,426)              (390)              (1,818)
Equity in the loss of investees                                 (4,078)                --              (40,966)
Impairment losses                                             (181,838)                --                   --
                                                        --------------      -------------          -----------
Loss before income taxes and minority interests               (423,813)          (317,963)            (248,017)
Income tax benefit                                              72,085             45,468               38,443
Minority interests                                                  --              7,119                7,108
                                                        --------------      -------------         ------------
Net loss                                                 $    (351,728)      $   (265,376)        $   (202,466)
                                                        ==============      =============         ============

Net loss attributed to:
     Disney common stock                                 $    (252,632)      $   (191,265)        $   (161,886)
                                                        ==============      =============         ============
     Internet Group common stock (2) (3)                 $     (99,096)      $    (74,111)        $    (40,580)
                                                        ==============      =============         ============

Loss per share attributed to the Internet Group
 common stock: (2) (3)
     Diluted and Basic                                   $       (2.29)      $      (1.73)        $      (0.95)
                                                        ==============      =============         ============

Loss per share attributed to the Internet Group
 common stock excluding amortization of
 intangibles: (2) (3)
     Diluted and Basic                                   $       (1.12)      $      (0.30)        $      (0.24)
                                                        ==============      =============         ============

Average number of common and common equivalent
 shares outstanding: (4)
     Diluted and Basic                                          43,363             42,834               42,834
                                                        ==============      =============          ===========

 (1) Includes charges for acquired in-process research and development expenditures of $23,322 in as-reported results for the quarter ended December 31, 1999.
 (2) As-reported amounts for the quarter ended December 31, 1999 reflect results for the period from November 18, 1999 (date of issuance of Internet Group common stock) through December 31, 1999.
 (3) Walt Disney Internet Group is a class of common stock of The Walt Disney Company. Losses attributed to the Walt Disney Internet Group common stock should be reviewed in conjunction with the consolidated results of operations for The Walt Disney Company presented elsewhere herein.
 (4) Total shares amount to 153,907 and 153,378 shares for 2001 and 2000, respectively, including 110,544 shares attributed to Disney.
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